Exhibit 99.1
LSB Bancshares, Inc. Reports the Retirement and Nomination of Directors
LEXINGTON, N.C., January 20, 2006 – LSB Bancshares, Inc. (Nasdaq: LXBK), parent company of Lexington State Bank, announced today that three members of its Board of Directors will retire at the Company’s 2006 Annual Meeting of Shareholders. The three retiring directors are Sue H. Hunter, Roberts E. Timberlake and Lloyd G. Walter, Jr., each of whom will be appointed Director Emeritus upon their retirement.
Commenting on the retirement of these directors, LSB Bancshares Chairman, President and CEO Robert F. Lowe, stated, “Sue, Bob and Lloyd bring over forty years of combined service on the Board and we are most appreciative of their many contributions to the success and accomplishments of LSB.”
Mr. Lowe continued, “While we will miss the contributions of these retiring directors, the Board is pleased to nominate Dr. J. David Branch, Dr. Mary E. Rittling and G. Alfred Webster, who will be voted upon at the 2006 Annual Meeting of Shareholders to succeed the retiring directors. Each of the nominees have distinguished careers and will be great additions to the Board of Directors. Dr. J. David Branch is a practicing ophthalmologist in Winston-Salem, NC, Dr. Mary E. Rittling is president of Davidson County Community College and G. Alfred Webster, from High Point, NC, is a retired executive vice president and director of Unifi, Inc.”
LSB The Bank is one of the largest community banks in North Carolina, with 25 offices in Davidson, Forsyth, Guilford, Randolph and Stokes counties and a mortgage origination office in Wake County. Services are also available through 31 ATMs and cash dispensers, “LSB By Net” online banking and 24-hour “LSB By Phone” banking. LSB The Bank owns two subsidiaries: LSB Investment Services, Inc., which offers non-deposit, non-insured investment alternatives such as mutual funds and annuities; and Peoples Finance Co. of Lexington, Inc., which offers small loans and dealer financing.
Common stock of the Bank’s parent company, LSB Bancshares, Inc., is traded on the Nasdaq National Market and is quoted under the symbol LXBK. Additional information about LSB is available on its web site, www.lsbnc.com.
Market makers include: Davenport & Company LLC; Friedman Billings Ramsey & Co.; FTN Midwest Research Secs.; Goldman, Sachs & Co.; Keefe, Bruyette & Woods, Inc.; Morgan Keegan & Co., Inc.; Morgan Stanley & Co., Inc.; Moors & Cabot, Inc.; The Robinson Humphrey Co.; Sandler O’Neill & Partners, and Schwab Capital Markets.
Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward- looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in LSB’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. LSB undertakes no obligations to revise these statements following the date of this news release.
NOTE: For more information, please contact Monty J. Oliver, EVP & Chief Financial Officer @ 336-242-6207 or 336-248-6500 or
1-800-876-6505, ext. 207